SmartHeat Inc. Announces Second Quarter 2011 Financial Results, Is Well Positioned for Future, Investor Conference Call at 7:30 a.m. EDT on August 9, 2011

NEW YORK, August 9, 2011 /PRNewswire-Asia/ — SmartHeat Inc. (NASDAQ: HEAT; website: www.smartheatinc.com), a market leader in China's clean technology, energy savings industry, today announced financial results for the second quarter ended June 30, 2011. SmartHeat management is scheduled to host an investor conference call at 7:30 a.m. EDT on August 9, 2011.

Mr. James Jun Wang, Chairman and Chief Executive Officer of SmartHeat Inc., made the following comments regarding the performance of SmartHeat during the second quarter of 2011: "Even though the first quarter’s trend of decreasing sales and deliveries continued in the second quarter of 2011, we are well positioned to take advantage of the results of China’s current anti-inflation policies. Our business trend is due to the continued slowdown in the heating-supply and other industrial markets caused in part by the Chinese government's ongoing tightening of fiscal policy to fight inflation. We are overcoming the postponement and cancellation of some of our plate heat exchanger (PHE) orders in the first half of 2011 and maintaining our gross margin by strengthening our sales efforts through the maturation of our sales force, increasing sales channels, improving cost controls, increasing prices and continuing to improve the efficiency of our manufacturing operations, which may include staff reductions in certain plants.

"Despite the drop in sales, we are encouraged by the continued strength of sales of heat meters in the first half of this year. We have been investing and working on integration after the acquisition of Gustrower Warmepumpen GmbH and Shenyang Bingchuan Refrigerating Machine Limited, and we continue our efforts to expand into international markets where we believe our products have significant advantages over our competitors. We anticipate increased sales in the heat pump sector from both of these companies. Despite the temporary fiscal tightening impacting our customers in China, we expect that the Chinese government will continue to require implementation of energy savings policies to reduce emissions, which we believe will continue to increase the demand for our energy-saving products in all industrial sectors. We are optimistic about taking advantage of West China's economic development and urbanization trends throughout China as well as positioning ourselves as an international forward-thinking 'green' company."

Financial Summary

In the second quarter of 2011, total sales decreased to $7.08 million compared to $7.89 million in Q1 2011. In the first six months of 2011, total sales decreased to $14.97 million compared to $32.14 million in the same period of 2010. The decrease in sales was primarily due to tightened fiscal policy in China, which has contributed to a general slowdown in many sectors of the Chinese economy and caused a decrease in sales of our PHE Units and PHEs. Some of our customers faced an extended bank loan application process and other state-owned enterprises encountered difficulties in obtaining grants from the government, both of which typically are used to finance the purchase of our products, which resulted in the unexpected cancelation of orders and delays in the performance of PHE Unit and PHE contracts. Although these events caused a decrease in sales, we expect that a portion of the canceled PHE Unit and PHE orders will be reinstated and contracts that have been partially delayed will be performed within this fiscal year or 2012, reducing the impact of the drop in sales over the long term. We are taking steps to increase the sales of our PHE Units and PHEs by continuing our expansion into regional areas of China and are encouraged by our progress in establishing international sales channels in Europe, North and South America, which we expect will meaningfully contribute to revenue in 2012.

Operating loss totaled $7.10 million in Q2 2011, compared with operating loss of $7.41 million in Q1 2011. Our net loss for Q2 2011 was $6.42 million compared to net loss of $6.41 million for Q1 2011. Net loss totaled $10.37 million in the first six months of 2011, compared to net income of $5.07 million for the same period of 2010, a decrease of $15.44 million. This decrease in net income was attributable to the temporary decrease of net sales and increased bad debt allowance reserve.

Last week, China’s central bank vowed to “keep reasonable financing scale by utilizing comprehensive combination of fiscal policies.” This was acknowledged as the possible inflection point of stringent fiscal policy. The Company believes that the current slowdown in heat-supply and other industrial markets caused by the Chinese government's tightened fiscal policy will be temporary and that the previous expansion and training of the Company’s marketing team and other employees should result in improved sales and efficiency of its operations. Nevertheless, the Company expects to institute a rigorous program of cost cutting to continue tight control of its budget and maintain cost-effectiveness and implement additional cost control measures, including a review of the staffing levels in response to the decrease in sales.

Investor Conference Call Instructions:

SmartHeat management will host an earnings conference call today to discuss its second quarter financial results and outlook.

Date and time: 7:30 a.m. U.S. Eastern Daylight Time, August 9, 2011
U.S. toll free number: +1-800-688-0796
International direct dial-in: +1-617-614-4070
Conference passcode: 690 032 30

About SmartHeat Inc.

Founded by James Jun Wang, a former executive at Honeywell China, SmartHeat Inc. (www.smartheatinc.com) is a NASDAQ Global Market listed (NASDAQ: HEAT) U.S. company with its primary operations in China. SmartHeat is a market leader in China's clean technology energy savings industry. SmartHeat manufactures heat exchangers, custom plate heat exchanger units (PHE Units) and heat meters. SmartHeat's products directly address air pollution problems in China where massive coal burning for cooking and heating is the only source of economical heat energy in China. With broad product applications, SmartHeat's products significantly reduce heating costs, increase energy use and reduce air pollution. SmartHeat's customers include global Fortune 500 companies, municipalities and industrial/residential users. China's heat transfer market is currently estimated at approximately $2.4 billion with double-digit annual growth according to the China Heating Association.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. SmartHeat's actual results may differ from its projections. Further, preliminary results are subject to normal year-end adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect SmartHeat's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in SmartHeat's filings with the Securities and Exchange Commission.

Contact Corporate Communications:
Ms. Jane Ai, Corporate Secretary
SmartHeat Inc.
Tel: 011-86-24-25363366
Email: info@SmartHeatinc.com

SMARTHEAT INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2011 (Unaudited)	December 31, 2010
ASSETS

CURRENT ASSETS
Cash & equivalents	$21,185,220	$56,806,471
Restricted cash	2,807,193	1,949,742
Accounts receivable, net	44,244,250	47,224,476
Retentions receivable	3,574,673	2,548,401
Advances to suppliers	19,040,093	8,351,579
Other receivables, prepayments and deposits	4,778,925	6,301,772
VAT receivable	1,214,614	-
Inventories	38,475,589	26,585,362
Deferred tax asset-current Deferred tax asset	1,310,393	380,232
Notes receivable - bank acceptances	954,649	1,457,457

Total current assets	137,585,599	151,605,492

NON-CURRENT ASSETS
Restricted cash	125,823	502,672
Retentions receivable	590,481	1,062,167
Construction in progress	520,149	81,204
Property and equipment, net	11,296,956	8,381,019
Intangible assets, net	15,264,541	14,243,734
Goodwill	11,334,175	-
Deferred tax asset	37,788	22,266
Other non-current	19,559	-

Total non-current assets	39,189,472	24,293,062

TOTAL ASSETS	$176,775,071	$175,898,554

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$8,002,064	$4,490,333
Advance from customers	1,882,200	1,131,193
Income tax payable	8,845	2,000,456
Accrued liabilities and other payables	2,499,011	3,039,701
Notes payable - bank acceptances	185,426	2,207,280
Loans payable	15,566,475	9,059,749

Total current liabilities	28,144,021	21,928,712

DEFERRED TAX LIABILITY	269,873	-

LONG-TERM PAYABLE	11,919	-

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, $0.001 par value; 75,000,000 shares authorized, 38,601,939 and 38,551,939 shares issued and outstanding at June 30, 2011, and December 31, 2010, respectively	38,602	38,552
Paid-in capital	102,665,245	102,251,027
Statutory reserve	3,535,997	5,301,918
Accumulated other comprehensive income	7,877,561	4,252,261
Retained earnings	32,893,758	41,500,015

Total Company stockholders' equity	147,011,163	153,343,773

NONCONTROLLING INTEREST	1,338,095	626,069

TOTAL STOCKHOLDERS' EQUITY	148,349,258	153,969,842

TOTAL LIABILITIES AND EQUITY	$176,775,071	$175,898,554

SMARTHEAT INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)

	SIX MONTHS ENDED JUNE 30,		THREE MONTHS ENDED JUNE 30,
	2011	2010	2011	2010

Net sales	$14,970,050	$32,136,429	$7,077,901	$22,767,593
Cost of goods sold	9,762,240	21,116,060	4,432,011	14,986,259

Gross profit	5,207,810	11,020,369	2,645,890	7,781,334

Operating expenses
Selling	4,202,087	2,637,348	2,272,932	1,992,425
General and administrative
R&D expense	512,867	290,573	383,885	-
Provision for doubtful debts	5,805,672	322,828	3,736,818	-
G&A expenses - other	6,306,145	1,947,614	3,356,681	1,784,019

Total operating expenses	16,826,771	5,198,363	9,750,316	3,776,444

Income (loss) from operations	(11,618,961)	5,822,006	(7,104,426)	4,004,890

Non-operating income (expenses)
Interest income	132,494	204,609	57,160	49,572
Interest (expense) income	(293,235)	-	(163,063)	61,252
Financial expense	(77,284)	(19,003)	(56,857)	(14,690)
Foreign exchange transaction loss	(302,204)	(43,671)	(177,104)	(43,671)
Other income	305,270	83,805	148,911	17,070
Other expenses	18,959	(1,419)	142,613	(1,179)

Total non-operating income (expenses), net	(216,000)	224,321	(48,340)	68,354

Income (loss) before income tax	(11,834,961)	6,046,327	(7,152,766)	4,073,244
Income tax expense (benefits)	(1,328,059)	966,306	(647,160)	696,786

Income (loss) from operations	(10,506,902)	5,080,021	(6,505,606)	3,376,458
Less: Income (loss) attributable to noncontrolling interest	(134,724)	14,730	(87,230)	14,248

Net income (loss) to SmartHeat Inc.	(10,372,178)	5,065,291	(6,418,376)	3,362,210

Other comprehensive item
Foreign currency translation gain	3,625,300	512,851	1,832,070	489,797

Comprehensive Income (Loss)	$(6,746,878)	$5,578,142	$(4,586,306)	$3,852,007

Basic weighted average shares outstanding	38,572,381	32,800,818	38,592,598	32,806,048

Diluted weighted average shares outstanding	38,572,381	32,854,058	38,592,598	32,832,633

Basic earnings (loss) per share	$(0.27)	$0.15	$(0.17)	$0.10

Diluted earnings (loss) per share	$(0.27)	$0.15	$(0.17)	$0.10

SMARTHEAT INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	SIX MONTHS ENDED JUNE 30,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Income (loss) including noncontrolling interest	$(10,506,902)	$5,080,021
Adjustments to reconcile income (loss) including noncontrolling interest to net cash used in operating activities:
Depreciation and amortization	846,867	470,404
Unearned interest on accounts receivable	(51,955)	(25,023)
Stock based compensation expense	253,232	73,064
Changes in deferred tax	(1,344,853)	(15,032)
(Increase) decrease in current assets:
Accounts receivable, net	5,243,426	7,487,830
Retentions receivable	(465,697)	(1,096,277)
Advances to suppliers	(10,382,745)	(6,104,038)
Other receivables, prepayments and deposits	1,412,427	1,406,764
Inventories	(9,186,101)	(11,009,976)
Increase (decrease) in current liabilities:
Accounts payable	2,280,976	(71,654)
Advance from customers	717,616	1,327,817
Taxes payable	(2,823,643)	(843,313)
Accrued liabilities and other payables	(940,503)	(3,283,123)

Net cash used in operating activities	(24,947,855)	(6,602,536)

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in restricted cash	(418,844)	595,152
Deposit for equipment purchase	-	(5,370,066)
Acquisition of property & equipment	(2,135,598)	(324,587)
Acquisition of intangible asset	(97,420)	(102,666)
Notes receivable	531,133	-
Cash acquired from acquisition	448,849	-
Cash paid at acquisition	(13,536,914)	-
Construction in progress	(432,405)	(32,850)

Net cash used in investing activities	(15,641,199)	(5,235,017)

CASH FLOWS FROM FINANCING ACTIVITIES:
Warrants exercised	-	85,500
Proceeds from short-term loan	5,461,309	-
Repayment to short-term loan	-	(4,248,960)
Cash contribution from noncontrolling interest	749,303	-
Payment on notes payable	(2,051,360)	(1,653,077)

Net cash provided by (used in) financing activities	4,159,252	(5,816,537)

EFFECT OF EXCHANGE RATE CHANGE ON CASH & EQUIVALENTS	808,551	133,320

NET DECREASE IN CASH & EQUIVALENTS	(35,621,251)	(17,520,770)

CASH & EQUIVALENTS, BEGINNING OF PERIOD	56,806,471	48,967,992

CASH & EQUIVALENTS, END OF PERIOD	$21,185,220	$31,447,222

Supplemental cash flow data:
Income tax paid	$135,449	$1,441,940
Interest paid	$293,816	$80,837